Exhibit 2.2

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934

The following summary provides material information concerning our common shares and briefly describes significant provisions of our pacto social (articles of incorporation) and Panama corporate law.

Dividend and Liquidation Rights

Payment of dividends is proposed by our board of directors and authorized by our shareholders at a general meeting of the shareholders. According to Panama’s Corporation Law (Law 32 of 1927), dividends may be paid to our shareholders from the net earnings or profits of the company or from the surplus of its assets over its liabilities, but not otherwise. In accordance with Article 37 of Panama’s Corporation Law, we may declare and may pay out dividends on the basis of the amount actually paid on partially paid shares of stock. Since we are not subject to payment of Panamanian income tax, dividends payable by us are not subject to a Panamanian income or dividend tax nor to any Panamanian withholding tax. See the section entitled “Taxation—Panamanian Taxation” in our annual report on Form 20-F for the year ended December 31, 2020.

Upon our liquidation, our shareholders would be entitled to receive proportionately any assets remaining after payment of our debt, taxes and liquidation expenses.

Shareholders’ Meetings and Voting Rights

Pursuant to Panamanian corporate law, general meetings of shareholders, whether ordinary or extraordinary, shall be held in the Republic of Panama, unless the articles of incorporation or bylaws of the corporation shall provide for such meetings to be held elsewhere.

Our articles of incorporation provide that general meetings of shareholders, whether ordinary or extraordinary, may be held in any place or country. Meetings of shareholders shall be held at such dates and in such places as our board of directors shall determine. However, the general shareholders’ meeting must be held on an annual basis during the four months following the closing of the Company’s fiscal year. Extraordinary meetings may be called by the board of directors or by the president, whenever they deem convenient. Furthermore, an extraordinary general meeting of shareholders must be called by the board of directors or the president whenever so requested in writing by one or more shareholders representing at least 20% of all our shares issued and outstanding. Pursuant to Article 420 of the Commercial Code (Código de Comercio) of Panama, one or more shareholders whose shares represent at least one twentieth of the share capital, if the Articles of Incorporation or the Statutes (Estatutos) do not grant this right to shareholders with less representation, can request a judicial call for a shareholders’ meeting.

Only such matters that have been included in the notice of meeting may be dealt with at the extraordinary general meeting of shareholders.

Notice of any general meeting of shareholders, whether ordinary or extraordinary, shall be given at least five days and not more than 60 days prior to the date of the meeting by publishing the notice once in a newspaper of general circulation in the city of Panama, Republic of Panama.

Action is taken at ordinary meetings on the following matters: the approval of the management carried out by our directors, the approval of the annual accounts from the previous fiscal year, the application of the previous fiscal year’s income or loss, the election of the members of our board of directors and the determination of their remuneration, the election of the president of the Company, the designation of our external auditors or their appointment by our board of directors, when necessary, and any other matter within the powers of the shareholders as set forth in our articles of incorporation as included in the agenda approved by the board of directors for each shareholders meeting.

Action is taken at extraordinary meetings on the following matters: the removal of members of the Board of Directors and the appointment of their replacements, the amendment of the by-laws, the increase or reduction of share capital, the issuance of obligations, the agreement on the disposal, in a single act, of assets which accounting value exceeds 50% of the registered share capital of the company, the arrangement of investigations and special audits, the agreement on the transformation, merger, division, reorganization or dissolution of the company, as well as its liquidation, or any other matter within the powers of the shareholders specified in the agenda.

Our articles of incorporation further provide that shares have the same rights and privileges and, except for the provisions regarding the election of directors, in which the articles of incorporation provides for cumulative voting, each shall have one vote. Only holders of common shares are entitled to attend general meetings of shareholders.

The shareholders may be counted as present and may vote at any meeting either by way of their legal representatives or by way of proxies appointed by public or private document, with or without the power of substitution.

Our articles of incorporation provide that, on the first call of any ordinary or extraordinary general shareholders’ meeting, the presence in person or by proxy of shareholders representing at least one-half plus one of the shares issued and outstanding will constitute a quorum. If on the first call a quorum is not present, the meeting can be reconvened through a second call, at which meeting a quorum shall be obtained with the number of shareholders present or represented therein.

All resolutions of a general meeting of shareholders shall be adopted by the affirmative vote of a shareholder or shareholders representing one-half plus one of the shares present, except those enumerated hereunder, for which the affirmative vote of one-half plus one of the shares issued and outstanding shall be necessary: (a) to amend the articles of incorporation; (b) to issue obligations for more than 50% of the registered capital of the Company; (c) to encumber or pledge the property of the Company to secure obligations of others for an amount exceeding 50% of the registered capital of the Company as the same has been determined by the external auditors of the company; (d) to approve mergers with other corporations; (e) to dissolve or liquidate the company or spin-off assets; and (f) to remove the directors of the Company from office.

In the election of members of the board of directors, each shareholder shall be entitled to cast a number of votes equal to the number of shares held by or for him, multiplied by the number of directors to be elected, it being understood that such shareholder may cast all his/her votes for a single candidate, or distribute them among the total number of directors to be elected or among two or more thereof, as he/she may deem appropriate.

According to provisions of Panama corporate law, a resolution passed in a shareholders’ meeting is binding on all shareholders, but in no case can a vote of the majority deprive the shareholders of vested rights or impose upon them a resolution of any kind inconsistent with the corporation’s constitutive documents, except as provided by law. Any shareholder shall be entitled to protest against resolutions passed in a general meeting of shareholders in violation of the law, the articles of incorporation or the bylaws, and may sue in a competent court to have the same annulled. Within a peremptory 30 days, if requested by the plaintiff, and should the court deem the matter urgent, a judge may stay the execution of the resolution until the petition has been adjudged. Such a stay of execution shall not be ordered if the shareholder upon suing does so by ordinary proceedings.

Shareholder Suits

Under Panama corporate law, directors shall not be personally liable for the obligations of the company, but they shall be individually or severally liable, as the case may be, to the company and to third parties for the effectiveness of payments, which appear as having been made by the shareholders, the existence of the dividends declared, the sound management of the company’s accounting and, in general, for the wrongful execution or poor performance of their mandate or the violation of laws, the articles of incorporation, the by-laws or resolutions of the general shareholders’ meeting. Such directors as may have protested within proper time against the resolutions of the majority, or those who have not been present at the meeting with justifiable cause, shall be exempt from liability.

Our articles of incorporation state that we shall indemnify and hold our directors and officers harmless with respect to any action, judicial expense, loss, damage or cost which they may incur or suffer as a consequence of acts or omissions in the performance of their duties, and neither of them will be liable for any acts, omissions, or negligence of the other directors and/or officers, except in the case of the gross negligence or inexcusable wrongdoing by the director or officer.

Registration and Transfers

Our shares are indivisible. Joint holders of one share must designate a single person to exercise their shareholders’ rights, but they are jointly and severally liable to us for all the obligations flowing from their status as shareholders, such as the payment of any pending capital calls.

Shares represented shall be transferable on the books of the corporation but in no case shall the transfer of stock be binding on the corporation unless it shall have been registered in the corporation’s books.

Restrictions on Foreign Investment

Panama does not restrict foreign currency movements and foreign investments. Foreign investors may freely invest in shares of Panamanian companies as well as transfer invested capital, capital gains and dividends out of Panama without limitation (subject to applicable taxes).

Preemptive Rights and Increase of Share Capital

Our articles of incorporation state that our shareholders do not have a preferential right to subscribe shares issued pursuant to a capital increase, nor do they have a first option or preferential right to purchase or acquire shares that any of our other shareholders may wish to sell or otherwise dispose of.

Reporting Requirements

Since our shares are not registered with the Panamanian SMV or listed on the Panamanian stock exchange, agreements adopted with respect to the acquisition or disposition of our shares do not need to be reported to any Panamanian regulatory agency, provided that such transfers are not made in violation of Panama’s securities laws and regulations.